SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 23, 2000




                            OSICOM TECHNOLOGIES, INC.

               (Exact name of Registrant as specified in charter)



                         Commission File number: 0-15810

                  New Jersey                           22-2367234
(State or other jurisdiction of           (IRS Employer Identification Number)
 incorporation or organization)



       2800 28th Street, Suite 100
        Santa Monica, California                         90405
(Address of principal executive offices)               (Zip Code)


                                 (310) 581-4030
               (Registrant's telephone number, including area code)





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ITEM 5.  OTHER EVENTS

     On March 3, 2000, Sorrento Networks, Inc. ("Sorrento"), one of our subsidiaries, completed the sale of approximately 8.9 million shares of its Series A Convertible Preferred Stock raising proceeds of approximately $46.8 million. The shares were sold to a group of investors, including an affiliate of United Pan-Europe Communications N.V. ("UPC") and Telcom-SNI Investors, L.L.C.

     In addition, Sorrento entered into Strategic Alliance and Equipment Purchase Agreements with UPC on March 3, 2000. Under the terms of those agreements, UPC has agreed to purchase Sorrento's optical networking products, subject to certain evaluations, over the next three years for use in its network. In addition, UPC has agreed to make Sorrento its preferred supplier of optical networking equipment in all cases where Sorrento's products are available at prices and with the functionality required by UPC's network, and Sorrento has agreed to develop products designed for use in UPC's network. UPC and Sorrento also contemplate working together on joint sales and marketing initiatives.

     Sorrento also entered into Strategic Alliance and Equipment Purchase Agreements with AT&T Broadband Newtork Solutions on February 23, 2000, and an Equipment Purchase Agreement with Sistel on February 29, 2000. Sorrento develops and markets metropolitan optical networking systems that are used in interoffice and access telecommunications networks.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            OSICOM TECHNOLOGIES, INC.


DATE:  March 20, 2000                       By: /s/Christopher E. Sue
                                               ---------------------------
                                                   Christopher E. Sue
                                                   Vice-President Finance